4
1
<SROS>NASD
<REPORTING-OWNER>
  0001134855
  oi7m$yzq
  Officer
</REPORTING-OWNER>
<SUBJECT-COMPANY>
  Silicon Laboratories Inc.
  0001038074
  <IRS-NUMBER>74-2793174
</SUBJECT-COMPANY>
<PERIOD>10/29/02
4
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Sooch, Navdeep S.
   4635 Boston Lane


   Austin, TX 78735
2. Issuer Name and Ticker or Trading Symbol
   Silicon Laboratories Inc. (SLAB)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Day/Year
   10/29/2002
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [X] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   Chairman & CEO
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.0001 par value                                                                  5,843,395      D  Direct
Common Stock, $0.0001 par value               10/28/02    S        15,000        D  $22.5198     235,000        I  By Libra II, L.P.
                                                                                                                    (1)
Common Stock, $0.0001 par value               10/28/02    S        5,000         D  $22.5198     61,500         I  David T. Sooch Tr
                                                                                                                   ust (2)
Common Stock, $0.0001 par value               10/28/02    S        5,000         D  $22.5198     61,500         I  Kelly A. Sooch Tr
                                                                                                                   ust (2)
Common Stock, $0.0001 par value               10/28/02    S        5,000         D  $21.5198     61,500         I  Kevin S. Sooch Tr
                                                                                                                   ust (2)

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1)
These shares are held in a family limited partnership.
(2)
These shares are held in a trust for the benefit of the reporting person's children.  The reporting person is co-trustee of the trus
t.

SIGNATURE OF REPORTING PERSON
/S/ By: Bruce A. Maurer
    For: Navdeep S. Sooch
DATE 10/29/02